Exhibit 99.2

May 24, 2005

Robert Langer

2800 Waymaker Way

Austin, TX 78746

Dear Robert,

I am pleased to offer you the position of Vice President and General Manager in the Client Services department reporting to, Michael Silton our CEO. This position will be based Austin, TX and is contingent upon the successful completion of approval by our board of directors, background & credit checks. The details of your employment are as follows:

Your total target compensation annualized is $225,000.00. Your compensation is as follows:

•	Salary—$6,666.67 paid semi-monthly, equivalent to $160,000.00 annually.

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Bonus—Targeted bonuses are $16,250.00 quarterly, equivalent to $65,000 annually. The bonuses are scheduled to be paid quarterly in the second payroll of the month following the month in which the bonus was earned. Please see attached schedule A for commission details.

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Employee Stock Options—Initial grant of a Non-qualified option to purchase 250,000 shares of Rainmaker Common stock that vests annually over four (4) years with the first twenty-five percent (25%) vesting on the anniversary date of hire. This grant is pending board approval. Details will be provided in Rainmaker Systems Option Agreement, which you will receive shortly after your date of hire.

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Termination—In the event employment is terminated by the Company without cause, upon execution of a standard separation agreement Mr. Langer shall receive (i) an amount equal to one third of the total target compensation to be paid in four equal monthly payments, (ii) Four months of health and life insurance benefits, and (iii) options shall continue to vest during the severance period of four (4) months.

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1800 Green Hills Road	Scotts Valley, CA 95066	tel 831.430.3800	fax 831.439.8679	www.rmkr.com

May 24, 2005

Robert Langer

Page Two

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Change in Control that results in a material change in responsibility or termination—Change in Control shall be defined as (i) a sale or other transfer of over fifty percent (50%) of the shares of the Company; (ii) a merger or other combination of the Company in which the Company is not the surviving entity; (iii) a sale or other transfer of all or substantially all of the assets of the Company; acquisition or other transaction in which more than fifty percent (50%) of the Company’s outstanding securities are transferred to persons different from those persons who are the Company’s stockholders prior to the merger or other transaction or upon sale of substantially all the Company’s assets in complete liquidation or dissolution. In the event that Mr. Langer’s employment and associated level of responsibility with the Company is materially reduced as a result of a Change in Control or he is terminated, and upon execution of a standard separation agreement, Mr. Langer will be eligible to elect a ‘voluntary’ termination within 4 months of the Change in Control and be entitled to (i) an amount equal to one half times Mr. Langer’s total target compensation to be paid in six equal monthly payments, (ii) Six months of health and life insurance benefits, and (iii) accelerated vesting of all remaining unvested stock options granted to Mr. Langer and he shall have six (6) months to purchase those options.

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Non-Solicitation: Mr. Langer agrees for a period of twelve (12) months following the date of his termination, he will not hire or cause to be hired any employee of the Company or its parent company, subsidiaries or affiliated companies, unless such hiring is first discussed with and approved in writing by the Head of Human resources of the Company.

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Non-Compete: Mr. Langer agrees for a period of twelve (12) months following the date of his termination, if he secures employment with a company deemed to be a direct competitor of the Company, he will have no involvement or responsibility with any clients or customers that he either directly or in-directly oversaw and held responsibility for with the Company.

As an Exempt employee of the Rainmaker Systems Service Sales Division, you will be eligible to participate in the Austin plan Company-sponsored benefits. Please see benefit summary attachment. It is understood that there is a slight waiting period prior to these benefits to become effective. The Company agrees to reimburse Mr. Langer for one month of COBRA payments not to exceed $1,250.00.

The Immigration Law, effective November 1986, requires that all employers verify each individual’s eligibility, including US citizens, to work in the United States. Your employment offer is contingent upon your providing satisfactory proof of identity and authorization to work in the United States. Please bring the appropriate original documentation on your first day of work. A copy of the I-9 form, which documents what you are required to provide on your first day of employment, is enclosed. Your employment is also contingent on the completion of the enclosed Employee Proprietary Information and Inventions Agreement.

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1800 Green Hills Road	Scotts Valley, CA 95066	tel 831.430.3800	fax 831.439.8679	www.rmkr.com

May 24, 2005

Robert Langer

Page Three

Employment with Rainmaker is for no specific period of time. As a result, either you or Rainmaker may terminate your employment relationship at any time for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as Rainmaker’s personnel policies and procedures may change from time to time, the “at-will” nature of your employment may only be changed by you and the CEO of the Company.

This letter states the proposed terms of your employment with Rainmaker Systems and supersedes any prior representations or agreements, whether verbal or written. To accept this offer, please sign and return this letter, and the signed Employee Proprietary Information and Inventions Agreement. Please send via fax to (831) 439-9192 and mail the originals to: Rainmaker Systems ATT: HR 1800 Green Hills Road Scotts Valleys, CA 95066. This offer, if not accepted, will expire on May 27, 2005.

Bob, we’re looking forward to having you join Rainmaker Systems and hope you will find many opportunities to grow both professionally and personally.

If you have any questions concerning this offer of employment, please contact Annie Collins at (512) 464-7927 or Dean Cooper at (512) 464-8428.

I look forward to working with you at Rainmaker Systems and expect that your personal contributions will make a significant impact to our success.

Sincerely,

/s/ Michael Silton

Michael Silton

CEO

Enclosures:	Employee Proprietary Information and Inventions Agreement
Form I-9
Bonus Structure, Schedule A
Benefits Summary

Acceptance and Acknowledgment

I agree to and accept employment with Rainmaker Systems Inc. on the terms and conditions set forth in this letter.

Accepted by:	/s/ Robert Langer	Date:	5/25/05	Start Date:	May 31, 2005
Robert Langer

1800 Green Hills Road	Scotts Valley, CA 95066	tel 831.430.3800	fax 831.439.8679	www.rmkr.com